THOMPSON COBURN LLP

One US Bank Plaza

St. Louis, MO 63101

(314) 552-6295

February 1, 2006

EDGAR CORRESPONDENCE

Linda B. Stirling, Esq.

Senior Counsel

Securities and Exchange Commission

Division of Investment Management

450 5th Street, NW, 5-6

Washington, DC 20549

Re: Unified Series Trust (SEC File Nos. 811-21237 and 333-100654)

Dear Linda:

Enclosed for filing please find Post-Effective Amendment No. 54 (“PEA No. 54”) to the registration statement on Form N-1A for Unified Series Trust seeking registration of two new series, Tributary Income Fund and Toreador Large Cap Focus Fund (each, a “Fund” and collectively, the “Funds”).

Except for the following sections, each Fund’s prospectus and SAI conforms to the prospectus and SAI used by each other series of the Trust. We hereby request that the SEC staff selectively review only those sections that vary from the standard format and that are unique to each Fund, which are as follows:

PROSPECTUS

Risk/Return Summary
Fees and Expenses of Investing in the Fund
Management of the Fund

SAI
Additional Information About the Fund’s Investments and Risk Considerations
Investment Advisor

We respectfully request expedited review of each Fund’s prospectus and SAI, as permitted by the February 25, 1994 generic comment letter of the Division of Investment Management. Each Fund’s target effective date is March 31, 2006. We would appreciate receiving your comments on or before March 24th, 2006. Your assistance in meeting our target effective date is sincerely appreciated. If you have any questions regarding the Funds, please contact me at (314) 552-6295.

Sincerely,

THOMPSON COBURN LLP

By: /s/ Dee Anne Sjögren